Sub-Item 77E

LEGAL PROCEEDINGS
Since October 2003,
Federated and related entities
(collectively, "Federated")
and various
Federated-sponsored
mutual funds (Funds)
have been named
as defendants in several
class action
lawsuits now pending
in the United States
District Court for the
District of Maryland.
The lawsuits were
purportedly filed on
behalf of people who
purchased, owned and/or
redeemed shares of certain Funds
during specified periods
beginning November 1, 1998.
The suits are generally similar
 in alleging that
Federated engaged in illegal
and improper trading
practices including market
timing and late trading in
concert with certain
institutional traders,
which allegedly caused
financial injury to the
mutual fund
shareholders. Federated
without admitting the
validity of any claim
has reached a preliminary settlement
with the Plaintiffs in
these cases. Any settlement
would have to be approved by
the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits that
 are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving one of the Funds.
     The Board of the Funds
retained the law firm of
Dickstein Shapiro LLP to represent
the Funds in
each of the lawsuits described
 in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a defendant in any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary damages, attorneys' fees and expenses, and future potential similar suits is uncertain. Although we do not believe
that these lawsuits will have a
material adverse effect on the Funds,
 there can be no assurance that these
suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or other
adverse consequences for the
Funds.